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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of CAM Data Systems, Inc. of our report dated November 6, 1998, included in the 1998 Annual Report to Stockholders of CAM Data Systems, Inc.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Option Plan of CAM Data Systems, Inc. and in the Registration Statement (Form S-3 No. 33-57564) of CAM Data Systems, Inc. and in the related Prospectuses of our reports dated November 6, 1998, with respect to the consolidated financial statements and schedule of CAM Data Systems, Inc. incorporated by reference and included in this Annual Report (Form 10-K) for the year ended September 30, 1998, respectively.

                                        /s/ ERNST & YOUNG LLP

Orange County, California
December 21, 1998